Filed Pursuant to Rule 424(b)(2)

Registration Nos. 333-157386 and 333-157386-01

CALCULATION OF REGISTRATION FEE

Class of securities offered	Aggregate offering price	Amount of registration fee
Medium-Term Senior Notes, Series D	$5,000,000.00	$279.00	(1)

(1)	The filing fee of $279.00 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. The registration fee of $279.00 due for this offering is offset against the $101,607.23 remaining of the fees most recently paid on March 24, 2009, of which $101,328.23 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

NOTES | DEPOSITS | CERTIFICATES

5,000 Stock Market Upturn NotesSM Citigroup Funding Inc. Any Payments Due from Citigroup Funding Inc. Fully and Unconditionally Guaranteed by Citigroup Inc. Medium-Term Notes, Series D	Based Upon the iShares® MSCI Brazil Index Fund Due October 27, 2011 $1,000.00 per Note

PRICING SUPPLEMENT

No. 2009 – MTNDD430

(Related to the Product Supplement Dated May 28, 2009, Prospectus Supplement Dated February 18, 2009 and Prospectus Dated February 18, 2009)

Investing in the Notes involves a number of risks. See “Key Risk Factors“ beginning on page PS-5.

The Notes represent obligations of Citigroup Funding Inc. only. The iShares® MSCI Brazil Index Fund, is not involved in any way in this offering and has no obligations relating to the Notes or to holders of the Notes.

iShares is a registered mark of Barclays Global Investors, N.A. (“BGI”). BGI has licensed certain trademarks and trade names of BGI to Citigroup Global Markets Inc. and its affiliates. The Notes are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement and related Upturn Notes product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public Offering Price	$1,000.00	$5,000,000.00
Agent’s Discount	$0.00	$0.00
Proceeds to Citigroup Funding Inc.	$1,000.00	$5,000,000.00

The agent expects to deliver the Notes to purchasers on or about October 27, 2009

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

October 22, 2009

PS-2 |	STOCK MARKET UPTURN NOTESSM

Stock Market Upturn NotesSM

Based Upon the iShares® MSCI Brazil Index Fund

Due October 27, 2011

This pricing supplement represents a summary of the terms and conditions of the Stock Market Upturn Notessm Based Upon the iShares® MSCI Brazil Index Fund Due October 27, 2011 (the “Notes”). It is important for you to consider the information contained in this pricing supplement, the Upturn Notes product supplement, as well as the related prospectus supplement and prospectus. The description of the Notes below supplements, and to the extent inconsistent with, replaces, the description of the general terms of the Upturn Notes set forth in the Upturn Notes product supplement.

You may access the Upturn Notes product supplement, prospectus supplement and prospectus on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

■	Upturn Notes Product Supplement filed on May 28, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000119312509120478/d424b2.htm

■	Prospectus Supplement filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm

■	Prospectus filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

Capitalized terms used in this pricing supplement and not defined under “Final Terms” below or elsewhere in this pricing supplement have the meanings given them in the Upturn Notes product supplement.

Overview of the Stock Market Upturn NotesSM

General

The Stock Market Upturn NotesSM Based Upon the iShares® MSCI Brazil Index Fund Due October 27, 2011 are exchange-traded fund (“ETF”) linked notes, issued by Citigroup Funding Inc. and have a maturity of approximately two years. Some key characteristics of the Notes include:

■

Leveraged upside participation. The Notes offer investors a participation rate of five times the upside growth potential of the Underlying Equity up to a maximum return on the Notes of 42.00% (21.00% per annum on a simple interest basis). Thus,

■

If the performance of the Underlying Equity is positive — if the Ending Price of the Underlying Equity is greater than its Starting Price (regardless of the price of the Underlying Equity at any other time during the term of the Notes) — then you will participate in five times such positive return, subject to the Maximum Return on the Notes.

■

If the Ending Price of the Underlying Equity is equal to its Starting Price (regardless of the price of the Underlying Equity at any other time during the term of the Notes), you will receive at maturity only your initial investment in the Notes.

■

If the performance of the Underlying Equity is negative — if the Ending Price of the Underlying Equity is less than its Starting Price (regardless of the price of the Underlying Equity at any other time during the term of the Notes) — you will participate fully in such decline but not on a leveraged basis.

■

No principal protection. The Notes are not principal protected. If the performance of the Underlying Equity is negative, you will participate fully in such decline and the value of the Notes at maturity will be less than the amount of your initial investment and could be zero.

■

No periodic income payments. The Notes do not offer current income, which means that you will not receive any periodic interest or other periodic payments on the Notes. You will also not receive any dividend

STOCK MARKET UPTURN NOTESSM	| PS-3

payments or other distributions, if any, on the shares of the Underlying Equity or the stocks included in the Underlying Equity. Instead, the return on the Notes, which is based on the performance of the Underlying Equity and could be positive, negative or zero, is paid at maturity.

The Notes are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. The Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding and, as a result of the guarantee, any payments due under the Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the principal amount of your investment in the Notes at maturity is not guaranteed. All payments on the Notes are subject to the credit risk of Citigroup Inc.

The Notes are not deposits or savings accounts, are not insured by the Federal Deposit Insurance Corporation (“FDIC”) or by any other governmental agency or instrumentality, and are not guaranteed by the FDIC under the Temporary Liquidity Guarantee Program.

Types of Investors

The Notes may be an appropriate investment for the following types of investors:

■	Investors possessing a moderate growth view on the iShares® MSCI Brazil Index Fund who are looking for leveraged upside exposure to such Underlying Equity, subject to a Maximum Return, and who can withstand the risk of losing the principal amount of their investment.

■	Investors who seek to add a foreign equity index-based investment to diversify their underlying asset class exposure.

Commissions and Fees

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the Notes, will receive an underwriting fee of $0.00 for each $1,000.00 Note sold in this offering. Certain dealers, including Citicorp International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, will receive $0.00 from this underwriting fee for each Note they sell. The Financial Advisors employed by Citigroup Global Markets and Morgan Stanley Smith Barney LLC, an affiliate of Citigroup Global Markets, will receive a fixed sales commission of $0.00 for each Note they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Notes declines. You should refer to “Key Risk Factors” and “Supplemental Plan of Distribution” below and “Risk Factors Relating to the Notes” and “Plan of Distribution” in the accompanying Upturn Notes product supplement related to this offering for more information.

PS-4 |	STOCK MARKET UPTURN NOTESSM

Final Terms

Issuer:	Citigroup Funding Inc.
Security:	Stock Market Upturn NotesSM Based Upon the iShares® MSCI Brazil Index Fund due October 27, 2011.
Guarantee:	Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the Notes are not principal protected, you may receive a payment at maturity that is less than the amount you initially invest.
Rating of the Issuer’s Obligations:	As of October 22, 2009, A3/A (Moody’s/S&P) based upon the Citigroup Inc. guarantee of payments due on the Notes and subject to change. Current ratings of the Issuer’s senior debt obligations can be found on the website of Citigroup Inc. under “Citi Credit Ratings” on the Investor page. The ratings reflect each rating agency’s view of the likelihood that Citigroup Funding Inc. and Citigroup Inc. will honor their obligations to pay the amount due on the Notes at maturity and do not address whether you will gain or lose money on your investment. The Notes are not principal protected and you may receive an amount at maturity that is less than the amount you initially invest.
Principal Protection:	None.
Principal Amount Issued:	$5,000,000.
Pricing Date:	October 22, 2009.
Issue Date:	October 27, 2009.
Valuation Date:	October 24, 2011.
Maturity Date:	October 27, 2011.
Issue Price:	$1,000 per Note.
Periodic Interest:	None.
Underlying Equity:	iShares® MSCI Brazil Index Fund (NYSE Arca symbol: “EWZ”).
Payment at Maturity:	For each $1,000 Note, $1,000 plus the Note Return Amount, which can be positive, negative or zero.
Note Return Amount:

For each $1,000 Note:

(1) if the Equity Return Percentage is positive, $1,000 x Equity Return Percentage x Upside Participation Rate, provided, however, that the total amount payable at maturity, including principal, cannot exceed $1,420.00 per Note;

(2) if the Equity Return Percentage is zero, $0; or

(3) if the Equity Return Percentage is negative, $1,000 x Equity Return Percentage, which will be negative.

Maximum Return:	The return on the Notes will be capped at 42.00% (21.00% per annum on a simple interest basis) of the principal amount of the Notes. Therefore, the total amount payable at maturity, including principal, cannot exceed $1,420.00 per Note.
Upside Participation Rate:	500%.
Equity Return Percentage:	The return on the Underlying Equity, expressed as a percentage, shall equal: Ending Price - Starting Price Starting Price
Starting Price:	$75.15, the closing price of the Underlying Equity on the Pricing Date.
Ending Price:	The closing price of the Underlying Equity on the Valuation Date.
Listing:	The Notes will not be listed on any exchange.

Purchase Price and Proceeds to Issuer:		Per Note	Total
	Public Offering Price:	$1,000.00	$5,000,000.00
	Underwriting Discount (including the Sales Commission described below):	$0.00	$0.00
	Proceeds to Citigroup Funding Inc.:	$1,000.00	$5,000,000.00
Sales Commission Earned:	$0.00 per Note for each Note sold by a Citigroup Global Markets or Morgan Stanley Smith Barney LLC Financial Advisor.
Calculation Agent:	Citigroup Global Markets Inc.
CUSIP:	17313T235.

STOCK MARKET UPTURN NOTESSM	| PS-5

Benefits of the Notes

■

Leveraged Growth Potential. If the Ending Price of the Underlying Equity is higher than its Starting Price, you will participate in five times such appreciation, subject to a Maximum Return on the Notes of 42.00% (21.00% per annum on a simple interest basis) of the principal amount of the Notes over the term of the Notes.

■	Diversification. The Notes may provide a degree of diversification within the equity portion of an investor’s portfolio through exposure to the Underlying Equity.

Key Risk Factors for the Notes

An investment in the Notes involves significant risks. While some of these risks are summarized below, please review the “Risk Factors Relating to the Notes” section of the Upturn Notes product supplement and the “Risk Factors” section of the prospectus supplement related to this offering for a full description of risks.

■

Potential for Loss. The amount you receive at maturity on the Notes will depend on the price of shares of the Underlying Equity on the Valuation Date. If the Ending Price of the Underlying Equity is less than its Starting Price, the amount you receive at maturity will be less than the amount of your initial investment in the Notes and could be zero, even if the price of the Underlying Equity exceeded the Starting Price at one or more times during the term of the Notes.

■

Appreciation Is Capped. The return on the Notes will be capped at 42.00% (21.00% per annum on a simple interest basis) of the principal amount of the Notes even though you will be subject to the risk of a full decline in the price of the Underlying Equity. If the Ending Price of the Underlying Equity exceeds its Starting Price by an amount greater than the potential Maximum Return on the Notes, the Notes will provide less opportunity for appreciation than an investment in a similar security that is directly linked to the appreciation of the Underlying Equity and is not subject to a maximum return or an investment directly in the stocks included in the Underlying Equity. (See the examples under “What You Could Receive at Maturity—Hypothetical Examples” below.)

■

No Periodic Payments. You will not receive any periodic payments of interest or any other periodic payments on the Notes. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on shares of the Underlying Equity or the stocks included in the Underlying Equity.

■

Citigroup Inc. Credit Risk, Credit Ratings and Credit Spreads. Investors in the Notes are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Notes, and to changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline in Citigroup Inc.’s credit ratings or increase in the credit spreads charged by the market for taking Citigroup Inc. credit risk is likely to adversely affect the market value of the Notes.

■

Volatility of the Underlying Equity. Historically, the value of the Underlying Equity has been volatile. From January 2, 2004 to October 22, 2009, the closing price of the Underlying Equity has been as low as $12.32 per share and as high as $99.84 per share.

■

Potential for a Lower Comparable Yield. The Notes do not pay any periodic interest. As a result, if the Ending Price of the Underlying Equity does not increase sufficiently from its Starting Price, the effective yield on the Notes will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

■

Exchange Listing and Secondary Market. The Notes will not be listed on any exchange. There is currently no secondary market for the Notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the Notes. Although Citigroup Global Markets intends to make a market in the Notes, it is not obligated to do so.

■

The Resale Value of the Notes May be Lower Than Your Initial Investment. Due to, among other things, changes in the prices of and dividend yields on shares of the Underlying Equity or the stocks included in the Underlying Equity, interest rates, the earnings performance of the issuers of the stocks included in the Underlying Equity, other economic conditions, the

PS-6 |	STOCK MARKET UPTURN NOTESSM

inclusion of commissions and projected profit from hedging in the public offering price of the Notes and Citigroup Funding and Citigroup Inc.’s perceived creditworthiness, the Notes may trade, if at all, at prices below their initial issue price of $1,000 per Note. You could receive substantially less than the amount of your initial investment if you sell your Notes prior to maturity.

■

Fees and Conflicts. Citigroup Global Markets and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the Notes. Further, Citigroup Funding expects to hedge its obligations under the Notes through the trading of the stocks invested in by the Underlying Equity or other instruments, such as options, swaps or futures, based upon the Underlying Equity or the stocks invested in by the Underlying Equity by one or more of its affiliates. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citigroup Global Markets’ role as the Calculation Agent for the Notes may result in a conflict of interest.

■

Relationship to the Underlying Equity. You will have no rights against the iShares® MSCI Brazil Index Fund or its issuer or any issuer of any stock included in the Underlying Equity even though the market value of the Notes and the amount you will receive at maturity depend on the price of the Underlying Equity. None of the iShares® MSCI Brazil Index Fund or its issuer or any issuer of any stock included in the Underlying Equity is involved in the offering of the Notes and has any obligations relating to the Notes. In addition, you will have no voting rights and will not receive dividends or other distributions, if any, with respect to shares of the Underlying Equity or the stocks included in the Underlying Equity.

■

The Price of the Underlying Equity May Not Completely Track the Value of the MSCI Brazil Index. Although the trading characteristics and valuations of the Underlying Equity will usually mirror the characteristics and valuations of the MSCI Brazil Index, the price of the Underlying Equity may not completely track the value of the MSCI Brazil Index. The Underlying Equity will reflect transaction costs and fees that are not included in the calculation of the MSCI Brazil Index. Additionally, because the Underlying Equity does not represent all of the stocks underlying the MSCI Brazil Index but only a representative sample of securities which have a similar investment profile as the stocks underlying the MSCI Brazil Index, the Underlying Equity will not fully replicate the performance of the MSCI Brazil Index.

See “Description of the iShares® MSCI Brazil Index Fund” in this pricing supplement.

■

The Trading Price of the Shares of the Underlying Equity Will Be Affected by Conditions in a Foreign Securities Market. The stocks included in the MSCI Brazil Index and that are generally tracked by the Underlying Equity have been issued by companies in a foreign securities market. Securities prices in foreign markets are subject to political, economic, financial and social factors that apply in those markets. Foreign securities markets may be more volatile than U.S. securities markets and may be affected by market developments in different ways than U.S. securities markets. Cross-shareholdings in foreign companies on such markets may affect prices and volume of trading on those markets. There is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, certain of the exchanges on which the stocks included in the Underlying Equity are traded may have adopted certain measures intended to limit short-term price fluctuations. These may include daily price floors and ceilings intended to prevent extreme fluctuations in individual stock prices. You should also be aware that certain of the exchanges in the underlying jurisdictions might suspend the trading of individual stocks in certain limited and extraordinary circumstances. As a result, variations in the value of the iShares® MSCI Brazil Index Fund may be limited by price limitations on, or suspensions of trading of, individual stocks included in the Underlying Equity which may, in turn, adversely affect the Note Return Amount, the market value of the notes or result in the occurrence of a market disruption event.

■

Investments in or Related to Emerging Markets are Subject to Greater Risks than those in More Developed Markets. The iShares® MSCI Brazil Index Fund invests in a foreign market that is considered an emerging market. Investments in or related to emerging markets are subject to a greater risk of loss than those in more developed markets due to economic, political and social instability. Some emerging market countries have experienced currency devaluations and substantial rates of inflation as well as periods of economic recession that have had a negative effect on the economies and securities markets of such emerging countries. Economies in emerging market countries generally are heavily

STOCK MARKET UPTURN NOTESSM	| PS-7

dependent on commodity prices and international trade and, accordingly, have been and may continue to be affected adversely by the economies of their trading partners, trade barriers, exchange controls, managed adjustments to relative currency values, and may suffer from extreme and volatile debt burdens. These countries may be subject to other protectionist measures imposed or negotiated by the countries with which they trade. Some governments are authoritarian in nature or have been installed or removed as a result of military coups, while governments in other emerging market countries have periodically used forced to suppress civil dissent. Disparities of wealth, the pace and success of democratization, and ethnic, religious and racial disaffection, among other factors, have also led to social unrest, violence and/or labor unrest in some emerging market countries. Unanticipated political or social developments may result in sudden and significant investment losses. Investing in emerging market countries involves a greater risk of loss due to expropriation, nationalization, confiscation of assets and property or the imposition of restrictions on foreign investments and on repatriation of capital invested by certain emerging market countries. In addition, some of these countries are located in parts of the world prone to natural disasters such as earthquakes, volcanoes or tsunamis. Any such event could have a large negative impact on their respective economies.

■

The United States Federal Income Tax Consequences of the Notes Are Uncertain. No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. It is currently unclear in what manner Section 1260 of the Internal Revenue Code of 1986 would apply to recharacterize any gains realized in respect of the Notes. Although the matter is not clear, it is possible that a portion of long-term capital gains, if any, realized by you in respect of the Notes could be recharacterized as ordinary income and that the deemed underpayment of tax with respect to the deferral of such ordinary income could be subject to an interest charge. No ruling is being requested from the Internal Revenue Service with respect to the Notes and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “Certain United States Federal Income Tax Considerations” in this pricing supplement. It is also possible that future U.S. legislation, regulations or other IRS guidance would require you to accrue income on the Notes on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the Notes in another manner that significantly differs from the agreed-to treatment discussed under “Certain United States Federal Income Tax Considerations” in this pricing supplement, and that any such guidance could have retroactive effect.

Certain U.S. Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax considerations of the purchase, ownership and disposition of the Notes by U.S. investors (“U.S. Holders”) and certain non-U.S. investors described below. This discussion supplements, and to the extent inconsistent with, replaces the discussion contained in the Upturn Notes product supplement under “What Are the United States Federal Income Tax Consequences of Investing in the Notes?” and “Certain United States Federal Income Tax Considerations.”

All prospective investors should refer to the Upturn Notes product supplement related to this offering for additional information relating to U.S. federal income tax and should consult their own tax advisors to determine the tax consequences to them of investing in the Notes.

The following discussion assumes that none of the companies in which the Underlying Equity invests is a passive foreign investment company for U.S. federal income tax purposes. Prospective investors should note that if that assumption is not accurate, then it is possible that the U.S. federal income tax consequences of owning the Notes would differ significantly from the consequences described below.

PS-8 |	STOCK MARKET UPTURN NOTESSM

U.S. Holders

For U.S. federal income tax purposes, you and Citigroup Funding agree to treat a Note for U.S. federal income tax purposes as a cash-settled capped variable forward contract on the value of the Underlying Equity at maturity under which an amount equal to the purchase price of the Notes is treated as a non-interest-bearing cash deposit to be applied at maturity in full satisfaction of the holder’s payment obligation under the forward contract.

Under such treatment, at maturity or upon the sale of a Note, you generally will recognize gain or loss equal to the difference between the cash received and your tax basis in the Note. Subject to the discussion below regarding the possible characterization of some gains as ordinary income under Section 1260 of the Internal Revenue Code of 1986 (“Section 1260”), such gain or loss generally will be long-term capital gain or loss if you have held the Notes for more than one year at the time of the disposition.

Due to the absence of authority as to the proper characterization of the Notes, no assurance can be given that the Internal Revenue Service (“IRS”) will accept, or that a court will uphold, the agreed-to characterization and tax treatment described above, and under alternative treatments of the Notes, the timing and character of income from the Notes could differ substantially, resulting in less favorable U.S. federal income tax consequences to you. Under one alternative characterization, for example, you may be required to accrue income on a current basis with respect to the Notes.

It is also possible that future regulations or other IRS guidance would require you to accrue income on the Notes on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the Notes in another manner that significantly differs from the agreed-to treatment discussed above. The IRS and U.S. Treasury Department recently issued a notice (the “Notice”) that requests public comments on a comprehensive list of tax policy issues raised by prepaid forward contracts, which include financial instruments similar to the Notes. The Notice contemplates that such instruments may become subject to taxation on a current accrual basis under one or more possible approaches, including a mark-to-market methodology; a regime similar to the Contingent Payment Regulations; categorization of prepaid forward contracts as debt; and treatment of prepaid forward contracts as “constructive ownership” transactions. The Notice also contemplates that all (or significant portions) of an investor’s returns under prepaid forward contracts could be taxed at ordinary income rates (as opposed to capital gains rates). It is currently impossible to predict what guidance, if any, will be issued as a result of the Notice, and whether any such guidance could have retroactive effect.

In addition, legislation recently has been introduced for consideration in the United States Congress that, if enacted into law, would require current accrual of interest income on prepaid derivative contracts with a term of more than one year (which would include financial instruments similar to the Notes) acquired after the date of the legislation’s enactment. The legislation also would implement special income accrual rules for publicly traded prepaid derivative contracts. The schedule for consideration of this legislation and the outcome of the legislative process currently is uncertain.

Furthermore, although the matter is not clear, it is possible that a portion of long-term capital gains realized by you in respect of the Notes could be recharacterized as ordinary income and that the deemed underpayment of tax with respect to the deferral of such ordinary income could be subject to an interest charge. This possibility arises from the fact that the Notes are likely to constitute a “constructive ownership” transaction within the meaning of Section 1260. Specifically, Section 1260 is intended to address situations in which investors take “constructive ownership” positions (through forward contracts or certain other derivatives) in certain types of underlying investments (including the Underlying Equity) and receive, in the form of gains on the disposition of the “constructive ownership” transaction, income that is attributable to current ordinary income or short-term gains generated by the underlying investments. In order to prevent taxpayers from using “constructive ownership” transactions to convert such current ordinary income or short-term gains into long-term capital gains, Section 1260 provides that if an investor in a “constructive ownership” transaction realizes gain from the transaction in excess of the net long-term capital gain the investor would have realized had it held the underlying investment directly, then such excess gain will be treated as ordinary income and subject to an interest charge. It is currently unclear whether, or in what manner, Section 1260 would apply to recharacterize some or all of the gains, if any, realized in respect of the Notes. On one hand, because the Notes, by their terms, do not provide returns referenced to ordinary current income or short-term gain distributions generated by the Underlying Equity, there is an argument that the Notes do not present the situation that Section 1260 is intended to address. However, because an investor in a Note could, because of the Note’s leveraged upside returns, realize gains on the Note in excess of the net

STOCK MARKET UPTURN NOTESSM	| PS-9

long-term capital gain the investor would have realized from a direct investment in the Underlying Equity, the IRS could take the view that such excess return — or a portion of that excess return — is properly recharacterized as ordinary income under Section 1260 and subjected to an interest charge. Accordingly, you are urged to consult your tax advisor about the potential application of Section 1260 to the Notes.

Non-U.S. Holders

In the case of a holder of Notes that is not a U.S. person (a “Non-U.S. Holder”) any payments made with respect to the Notes should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements.

Any capital gain realized upon the sale or other disposition of the Notes by a Non-U.S. Holder will generally not be subject to U.S. federal income tax if:

■	Such gain is not effectively connected with a U.S. trade or business of such holder, and

■	In the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition, or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

In the Notice discussed above, the IRS and U.S. Treasury Department specifically question whether, and to what degree, payments (or deemed accruals) in respect of a prepaid forward contract should be subject to withholding. Accordingly, it is possible that future guidance could be issued as a result of the Notice requiring us to withhold on payments made to non-U.S. Holders under the Notes.

Description of the iShares® MSCI Brazil Index Fund

General

iShares, Inc. and the iShares® MSCI Brazil Index Fund

According to publicly available documents, the iShares® MSCI Brazil Index Fund (the “Fund”) is one of numerous separate investment portfolios called “funds,” which make up iShares, Inc., a registered investment company. iShares, Inc. is currently subject to the informational requirements of the Securities Exchange Act and the Investment Company Act. Accordingly, iShares, Inc. files reports (including its Semi-Annual Report to Shareholders on Form N-CSRS for the six-month period ended February 28, 2009; its Quarterly Schedule of Portfolio Holdings on Form N-Q for the period ended May 31, 2009 and other information with the SEC. iShares, Inc.’s reports and other information are available to the public on the SEC’s website at http://www.sec.gov or may be inspected and copied at the SEC’s Public Reference Room at the location listed in the section “Prospectus Summary—Where You Can Find More Information” in the accompanying prospectus.

The Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the aggregate in the Brazilian market, as measured by the MSCI Brazil Index. The MSCI Brazil Index consists of stocks traded primarily on the Bolsa de Valores de São Paulo. As of September 30, 2009, the Fund’s five largest stock investments were Petroleo Brasileiro S.A.—Petrobrás—Preferred Shares, Petroleo Brasileiro S.A.—Petrobrás, Cia Vale do Rio Doce—Preferred Class A Shares, Itaú Unibanco Holding SA, formerly Itaú Unibanco Banco Multiplo SA, and Cia Vale do Rio Doce—American Depositary Receipts representing the common stock of Cia Vale do Rio Doce and its three largest industries were materials, energy and financial.

The Fund uses a “Representative Sampling” strategy to try to track the MSCI Brazil Index, which means it invests in a representative sample of securities in the MSCI Brazil Index, which have a similar investment profile as the MSCI Brazil Index. Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the MSCI Brazil Index. The iShares® MSCI Brazil Index Fund’s top portfolio holdings can be found at the iShares® website. Funds like the iShares® MSCI Brazil Index Fund that use Representative Sampling generally do not hold all of the securities that are included in the relevant underlying index. Fund fact sheets which provide information regarding the iShares® MSCI Brazil Index Fund’s top holdings may be requested by calling 1-800-iShares.

PS-10 |	STOCK MARKET UPTURN NOTESSM

Neither Citigroup Funding nor Citigroup Inc. has participated in the preparation of iShares, Inc.’s publicly available documents and neither has made any due diligence investigation or inquiry of iShares, Inc. in connection with the Fund or the offering of the Notes. No representation is made that the publicly available information about iShares, Inc. or the Fund is accurate or complete.

The Notes represent obligations of Citigroup Funding and Citigroup Inc. only. iShares, Inc. is not involved in any way in this offering and has no obligation relating to the Notes or to holders of the Notes.

MSCI Brazil Index

The MSCI Brazil Index is a capitalization-weighted index that aims to capture 85% of the (publicly available) total market capitalization of the Brazilian equity market. It was launched on July 10, 2000 at an initial value of 100. Current information regarding the market value of the MSCI Brazil Index is published daily by Morgan Stanley Capital International, Inc. on its website.

The MSCI Brazil Index adjusts the market capitalization of index constituents for free float and targets for index inclusion 85% of free float-adjusted market capitalization in each industry group in Brazil. In order to maintain the representativeness of the MSCI Brazil Index, structural changes to the MSCI Brazil Index as a whole may be made by adding or deleting MSCI Brazil Index component securities. Currently, such changes in the MSCI Brazil Index may only be made on four dates throughout the year: as of the close of the last business day of February, May, August and November.

Computation of the MSCI Brazil Index: Underlying Stock Eligibility Criteria and Annual Ranking Review

The selection of the companies and securities for the MSCI Brazil Index is based on the following guidelines:

(i)	Defining the equity universe of listed securities within Brazil;

(ii)	Determining the Market Investable Equity Universe for each market;

(iii)	Determining market capitalization size segments for each market;

(iv)	Applying Index Continuity Rules for the Standard Index;

(v)	Applying Index Continuity Rules for the Standard Index; and

(vi)	Classifying securities under the Global Industry Classification Standard (GICS®).

The Equity Universe is defined by identifying eligible equity securities and classifying the eligible securities into Brazil. All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts are eligible for inclusion in the Equity Universe.

A Market Investable Equity Universe for a market is derived by applying investability screens to individual companies and securities in the Equity Universe that are classified in that market. The investability screens used to determine the Investable Equity Universe in each market are:

■	Equity Universe Minimum Size Requirement: requires that a company must have the required minimum full market capitalization.

■

Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: a security must have a free float-adjusted market capitalization equal to or higher than 50% of the Equity Universe Minimum Size Requirement.

■

EM Minimum Liquidity Requirement: requires adequate liquidity measured by twelve month and 3-month Annual Traded Value Ratio (ATVR) and three month frequency of trading. A minimum liquidity level of 15% of 3-month ATVR and 80% of 3-month Frequency of Trading over the last 4 consecutive quarters, as well as, as of May 2009, 50% of 12-month ATVR are required for the inclusion of a security in the Market Investable Equity Universe.

■

Global Minimum Foreign Inclusion Factor Requirement: a security’s Foreign Inclusion Factor (FIF) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). Typically, securities with a free float adjustment ratio of .15 or less will not be eligible for inclusion in the MSCI Brazil Index.

■

Minimum Length of Trading Requirement: Large IPOs are not subject to this requirement, however for small new issuances to be eligible for inclusion the new issue must have started trading at least four months before the implementation of the initial construction of the MSCI Brazil Index or at least three months before the implementation of a Semi-Annual Review.

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MSCI Barra may add additional companies and securities to the MSCI Brazil Index or subtract one or more of its current companies and securities prior to the maturity date of the Notes. Any such adjustments are made to the MSCI Brazil Index so that the value of the MSCI Brazil Index at the effective date of such change is the same as it was immediately prior to such change.

Each company’s securities is maintained with the objective of reflecting, on a timely basis, the evolution of Brazil’s equity markets. In maintaining the MSCI Brazil Index, emphasis is also placed on continuity, replicability and on minimizing turnover in the MSCI Brazil Index.

MSCI classifies index maintenance in three broad categories. The first consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the index as promptly as they occur. The second category consists of quarterly index reviews aimed at promptly reflecting other significant market events. The third category consists of full MSCI Brazil Index review that systematically re-assess the various dimensions of the equity universe for Brazil and is conducted on a fixed semi-annual timetable.

Ongoing event-related changes to the MSCI Brazil Index are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the index at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

The quarterly index review process is designed to ensure that the MSCI Brazil Index continues to be an accurate reflection of the evolving Brazilian equity marketplace. This is achieved by rapidly reflecting significant market driven changes that were not captured in the MSCI Brazil Index at the time of their actual occurrence and that should not wait until the annual index review due to their importance. These quarterly index reviews may result in additions and deletions of MSCI Brazil Index component securities from the MSCI Brazil Index and changes in “foreign inclusion factors” and in number of shares. Additions and deletions to securities may result from: the addition or deletion of securities due to the significant over- or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; the addition or deletion of securities resulting from changes in industry classification, significant increases or decreases in free float or relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float estimates have fallen significantly; the deletion of securities that have become very small or illiquid; the replacement of securities resulting from the review of price source for securities with both domestic and foreign board quotations; and the addition or deletion of securities as a result of other market events.

Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from pro forma free float estimates at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and changes in the foreign inclusion factor as a result of other events of similar nature.

Changes in the number of shares are generally small changes in a security’s shares outstanding and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments, share buybacks or cancellations. The implementation of changes resulting from quarterly index reviews occurs on only two dates throughout the year: as of the close of the last business day of February and August. The results of the quarterly index reviews are announced at least two weeks prior to their implementation.

The semi-annual full MSCI Brazil Index reviews include a reappraisal of the free float-adjusted industry group representation relative to the target, a detailed review of the shareholder information used to estimate free float for constituent securities and non-constituent securities, updating the minimum size guidelines for new and existing constituent securities, as well as changes typically considered for quarterly index reviews. During a

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full index review, securities may be added or deleted from the MSCI Brazil Index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for index changes during quarterly index reviews as discussed above. The results of the annual full index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day in May and November.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI Barra.

THE MSCI BRAZIL INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS INCLUDED IN IT, AND YOUR RETURN ON THE NOTES, IF ANY, WILL

NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

We have derived all information regarding the MSCI Brazil Index from publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, Morgan Stanley Capital International Inc. (“MSCI”) and Barra, Inc. (“Barra”). MSCI Barra is under no obligation to continue to publish, and may discontinue or suspend the publication of, the MSCI Brazil Index at any time. None of Citigroup Global Markets, Citigroup Funding, Citigroup Inc. or the trustee assumes any responsibility for the accuracy or completeness of any information relating to the MSCI Brazil Index.

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Historical Data on the iShares® MSCI Brazil Index Fund

The shares of the Underlying Equity have been listed on NYSE Arca under the symbol “EWZ” since December 1, 2005. The shares of the Underlying Equity were listed on the American Stock Exchange from July 10, 2000 to November 30, 2005. The following table sets forth, for each of the quarterly periods indicated, the high and the low closing prices for shares of the Underlying Equity, as reported on the American Stock Exchange or the NYSE Arca, as applicable, as well as the cash dividends paid per share of the Underlying Equity.

According to information on the iShares® website, on October 21, 2009, there were 150,150,000 shares of the Underlying Equity outstanding.

Holders of Notes will not be entitled to any rights with respect to shares of the Underlying Equity or the stocks included in the Underlying Equity (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

	High	Low	Dividend
2004
Quarter
First	$18.50	$15.40	$0.27019
Second	$17.12	$12.32	$0.00000
Third	$18.32	$14.48	$0.00000
Fourth	$21.97	$18.01	$0.46144
2005
Quarter
First	$25.21	$19.61	$0.00000
Second	$24.64	$20.99	$0.00000
Third	$33.02	$23.45	$0.00000
Fourth	$35.55	$28.59	$0.58269
2006
Quarter
First	$42.51	$34.23	$0.00000
Second	$46.32	$31.56	$0.00000
Third	$40.10	$35.71	$0.00000
Fourth	$46.20	$37.60	$0.86884
2007
Quarter
First	$48.83	$42.18	$0.07108
Second	$62.13	$48.93	$0.00000
Third	$73.67	$51.01	$0.00000
Fourth	$84.97	$71.57	$0.00000
2008
Quarter
First	$87.68	$68.70	$1.20306
Second	$99.84	$79.34	$0.63283
Third	$87.23	$50.67	$0.00000
Fourth	$55.90	$26.72	$1.32061
2009
Quarter
First	$40.89	$31.75	$0.20674
Second	$57.95	$39.30	$0.00000
Third	$67.67	$49.05	$0.41493
Fourth (through October 22, 2009)	$76.25	$66.03	$0.00000

The closing price of shares of the Underlying Equity on October 22, 2009 was $75.15.

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Graph of Historical Closing Prices

The following graph illustrates the historical performance of the iShares® MSCI Brazil Index Fund based on the closing price of shares of the Underlying Equity from January 2, 2004 through October 22, 2009. Past performance of the shares of the Underlying Equity is not indicative of future closing prices.

License Agreement

iShares® is a registered mark of Barclays Global Investors, N.A. (“BGI”). BGI has licensed certain trademarks and trade names of BGI to Citigroup Global Markets and its affiliates. The Notes are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BGI has no obligation or liability in connection with the operation, marketing or sale of the Notes.

STOCK MARKET UPTURN NOTESSM	| PS-15

Hypothetical Amounts Payable at Maturity

The examples below show hypothetical amounts you could receive at maturity on the Notes for a range of Ending Prices of the Underlying Equity. The examples of hypothetical amounts you could receive at maturity set forth below are intended to illustrate the effect of different Ending Prices of the Underlying Equity on the amount you could receive on the Notes at maturity. All of the hypothetical examples are based on the following assumptions:

■	Issue Price: $1,000.00 per Note

■	Maximum Return: 41.00% (20.50% per annum on a simple interest basis)

■	Starting Price: 75.00

■	Annualized dividend yield of the Underlying Equity: 1.20%

■	Maturity: 2 years

■	Upside Participation Rate: 500%

The following examples are for purposes of illustration only. The actual amount you receive at maturity will depend on the actual Note Return Amount, which, in turn, will depend on the actual Starting Price, Ending Price and Maximum Return.

Ending Price	Underlying Equity Return Percentage(1)(2)	Total Return on Underlying Equity(3)	Total Return on Notes(4)	Per Annum Return on Notes(5)	Note Return Amount(6)	Maturity Payment per Note
0.00	-100.00%	-97.60%	-100.00%	-50.00%	-$1,000.00	$0.00
37.50	-50.00%	-47.60%	-50.00%	-25.00%	-$500.00	$500.00
56.25	-25.00%	-22.60%	-25.00%	-12.50%	-$250.00	$750.00
58.13	-22.50%	-20.10%	-22.50%	.-11.25%	-$225.00	$775.00
60.00	-20.00%	-17.60%	-20.00%	-10.00%	-$200.00	$800.00
61.88	-17.50%	-15.10%	-17.50%	-8.75%	-$175.00	$825.00
63.75	-15.00%	-12.60%	-15.00%	-7.50%	-$150.00	$850.00
65.63	-12.50%	-10.10%	-12.50%	-6.25%	-$125.00	$875.00
67.50	-10.00%	-7.60%	-10.00%	-5.00%	-$100.00	$900.00
69.38	-7.50%	-5.10%	-7.50%	-3.75%	-$75,00	$925.00
71.25	-5.00%	-2.60%	-5.00%	-2.50%	-$50.00	$950.00
73.13	-2.50%	-0.10%	-2.50%	-1.25%	-$25.00	$975.00
75.00	0.00%	2.40%	0.00%	0.00%	$0.00	$1,000.00
76.88	2.50%	4.90%	12.50%	6.25%	$125.00	$1,125.00
78.75	5.00%	7.40%	25.00%	12.50%	$250.00	$1,250.00
80.63	7.50%	9.90%	37.50%	18.75%	$375.00	$1,375.00
82.50	10.00%	12.40%	41.00%	20.50%	$410.00	$1,410.00
84.38	12.50%	14.90%	41.00%	20.50%	$410.00	$1,410.00
86.25	15.00%	17.40%	41.00%	20.50%	$410.00	$1,410.00
88.13	17.50%	19.90%	41.00%	20.50%	$410.00	$1,410.00
90.00	20.00%	22.40%	41.00%	20.50%	$410.00	$1,410.00
91.88	22.50%	24.90%	41.00%	20.50%	$410.00	$1,410.00
93.75	25.00%	27.40%	41.00%	20.50%	$410.00	$1,410.00
95.63	27.50%	29.90%	41.00%	20.50%	$410.00	$1,410.00
97.50	30.00%	32.40%	41.00%	20.50%	$410.00	$1,410.00
99.38	32.50%	34.90%	41.00%	20.50%	$410.00	$1,410.00
101.25	35.00%	37.40%	41.00%	20.50%	$410.00	$1,410.00
105.00	40.00%	42.40%	41.00%	20.50%	$410.00	$1,410.00
108.75	45.00%	47.40%	41.00%	20.50%	$410.00	$1,410.00
112.50	50.00%	52.40%	41.00%	20.50%	$410.00	$1,410.00
116.25	55.00%	57.40%	41.00%	20.50%	$410.00	$1,410.00
120.00	60.00%	62.40%	41.00%	20.50%	$410.00	$1,410.00

(1)	(Ending Price – Starting Price) / Starting Price
(2)	The Underlying Equity Return Percentage does not include the annualized dividend yield on the Underlying Equity or the stocks included in the Underlying Equity.

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(3)	Assumes dividend yield on the shares of the Underlying Equity is on a simple interest basis and is not re-invested.
(4)	The percentage return for the entire term of the Notes capped by the hypothetical 41.00% Maximum Return.
(5)	Calculated on a simple interest basis.
(6)	The dollar return for the entire term of the Notes capped by the hypothetical 41.00% Maximum Return.

ERISA and IRA Purchase Considerations

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the Notes as long as either (A)(1) no Citigroup Global Markets affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the Notes or renders investment advice with respect to those assets and (2) such plan or retirement account is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Notes by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the Upturn Notes product supplement related to this offering for more information.

Supplemental Plan of Distribution

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, $5,000,000 principal amount of Notes (5,000 Notes) at $1,000.00 per Note, any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets proposes to offer some of the Notes directly to the public at the public offering price set forth under “Preliminary Terms” above and some of the Notes to certain dealers, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, at the public offering price less a concession of $0.00 per Note. Citigroup Global Markets may allow, and these dealers may reallow, a concession of $0.00 per Note on sales to certain other dealers. The Financial Advisors employed by Citigroup Global Markets and Morgan Stanley Smith Barney LLC, an affiliate of Citigroup Global Markets, will receive a fixed sales commission of $0.00 per Note for each Note they sell. If all of the Notes are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority.

Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion are NOT permitted to purchase the Notes, either directly or indirectly.

WARNING TO INVESTORS IN HONG KONG ONLY: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Investors are advised to exercise caution in relation to the offer. If Investors are in any doubt about any of the contents of this document, they should obtain independent professional advice.

This offer is not being made in Hong Kong, by means of any document, other than (1) to persons whose ordinary business it is to buy or sell shares or debentures (whether as principal or agent); (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (3) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO.

STOCK MARKET UPTURN NOTESSM	| PS-17

There is no advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to the persons or in the circumstances described in the preceding paragraph.

WARNING TO INVESTORS IN SINGAPORE ONLY: This document has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of the Singapore Statutes (the Securities and Futures Act). Accordingly, neither this document nor any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than in circumstances where the registration of a prospectus is not required and thus only (1) to an institutional investor or other person falling within section 274 of the Securities and Futures Act, (2) to a relevant person (as defined in section 275 of the Securities and Futures Act) or to any person pursuant to section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in section 275 of that Act, or (3) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. No person receiving a copy of this document may treat the same as constituting any invitation to him/her, unless in the relevant territory such an invitation could be lawfully made to him/her without compliance with any registration or other legal requirements or where such registration or other legal requirements have been complied with. Each of the following relevant persons specified in Section 275 of the Securities and Futures Act who has subscribed for or purchased Notes, namely a person who is:

(a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or (b) a trust (other than a trust the trustee of which is an accredited investor) whose sole purpose is to hold investments and of which each beneficiary is an individual who is an accredited investor, should note that securities of that corporation or the beneficiaries’ rights and interest in that trust may not be transferred for 6 months after that corporation or that trust has acquired the Notes under Section 275 of the Securities and Futures Act pursuant to an offer made in reliance on an exemption under Section 275 of the Securities and Futures Act unless:

(i) the transfer is made only to institutional investors, or relevant persons as defined in Section 275(2) of that Act, or arises from an offer referred to in Section 275(1A) of that Act (in the case of a corporation) or in accordance with Section 276(4)(i)(B) of that Act (in the case of a trust);

(ii) no consideration is or will be given for the transfer; or

(iii) the transfer is by operation of law.

Additional Considerations

If the shares of the iShares® MSCI Brazil Index Fund are delisted, or trading in such shares is suspended, the Calculation Agent may select successor or substitute securities that the Calculation Agent determines in its sole discretion to be comparable to the relevant shares and the price of such successor or substitute securities will be substituted for all purposes. If the iShares® MSCI Brazil Index Fund is liquidated or otherwise terminated, the closing price of the iShares® MSCI Brazil Index Fund will be determined by the Calculation Agent by reference to the MSCI Brazil Index. In this event, the sections “Discontinuance of an Underlying Equity Index” and

“Alteration of the Method of Calculation of an Underlying Equity Index” in the Upturn Notes product supplement will apply to the MSCI Brazil Index.

In case of default in payment at maturity of the Notes, the Notes will bear interest, payable upon demand of the beneficial owners of the Notes in accordance with the terms of the Notes, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 3.00% per annum on the unpaid amount due.

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Notes

STOCK MARKET UPTURN NOTESSM	| PS-19

Notes

You should rely only on the information contained or incorporated by reference in this pricing supplement and accompanying prospectus, prospectus supplement and Upturn Notes product supplement. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement is accurate as of any date other than the date on the front of the document.

Citigroup Funding Inc.

Medium-Term Notes, Series D

5,000 Stock Market Upturn NotesSM

Based Upon the iShares® MSCI

Brazil Index Fund

Due October 27, 2011

($10 Principal Amount per Note)

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed

by Citigroup Inc.

Pricing Supplement

October 22, 2009

(To Upturn Notes Product Supplement Dated May 28, 2009, Prospectus Supplement Dated February 18, 2009 and Prospectus Dated February 18, 2009)

iShares is a registered mark of Barclays Global Investors, N.A. (“BGI”). BGI has licensed certain trademarks and trade names of BGI to Citigroup Global Markets Inc. and its affiliates. The Notes are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

© 2009 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. and its affiliates and are used and registered throughout the world.